Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Arcadia Biosciences, Inc. and its subsidiary dated March 8, 2016, appearing in the Annual Report on Form 10-K of Arcadia Biosciences, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 8, 2016